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                                                                    EXHIBIT 99.1

                     SONUS NETWORKS UPDATES BUSINESS OUTLOOK

WESTFORD, MASS., SEPTEMBER 26, 2001 - Sonus Networks (Nasdaq: SONS), a leading provider of voice infrastructure solutions for the new public network, today provided an update on its business and financial outlook for the third and fourth quarters of fiscal year 2001.

As a result of the recent deterioration of the telecommunications market, Sonus now expects revenues to be approximately $40 million for the third quarter, which will end on September 30, 2001. This forecasted result represents an increase of more than 150% over the same period last year. Based on these revenues, the Company expects to report an adjusted net loss of approximately $0.05 to $0.07 per diluted share for the quarter, excluding restructuring and non-recurring charges, amortization of goodwill and purchased intangibles, stock-based compensation and an in-process research and development charge.

The Company now expects to achieve full-year 2001 revenues of approximately $170 to $180 million, more than three times the $52.6 million reported for fiscal year 2000. Adjusted net loss for fiscal 2001 is expected to be in the range of $0.08 to $0.10 per diluted share, excluding restructuring and non-recurring charges, amortization of goodwill and purchased intangibles, stock-based compensation and in-process research and development charges.

In light of the current market conditions, Sonus Networks is aligning its cost structure with its revised business outlook, taking a restructuring and one-time charge of up to $31 million. These reductions will not compromise Sonus' continued product innovation or market focus. The Company also expects to record additional non-cash charges of up to $435 million in the third quarter as it accelerates the write-downs and write-offs of goodwill and other intangibles and deferred charges.

"The transformation of the world's telecommunications network is well under way and presents a major and long-lived opportunity for Sonus," said Hassan Ahmed, president and CEO, Sonus Networks. "While carriers have recently slowed their spending as they reassess their business outlook, Sonus offers a powerful value proposition. We continue to lead the market with innovative technologies, a marquee customer base and strong competitive position, and we maintain our focus on broadening our leadership. Our view of the long-term opportunity has not changed."

WEBCAST INFORMATION

Sonus Networks will host a webcast conference call today, September 26, 2001, beginning at 4:15 p.m. Eastern / 1:15 p.m. Pacific time. Interested parties can access a live web cast of the call through the Sonus Networks website at www.sonusnet.com, Corporate, Investor Relations. Please access the website at least 10 minutes prior to the start of the call to download and install any necessary audio software. An archived audio of the call will be available for approximately two weeks after the call through Sonus Networks' website at www.sonusnet.com.

ABOUT SONUS NETWORKS

Sonus Networks, Inc. is a leading provider of voice infrastructure products for the new public network. Sonus' solutions enable service providers to deploy an integrated network capable of carrying both voice
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and data traffic, and to deliver a range of innovative, new services. The Sonus
Open Services Architecture (OSA) and award-winning Packet Telephony suite cut the time-to-market for competitive new service products, allowing carriers and third-party developers to expand marketshare and build important new revenue streams. Its highly scalable products fully interoperate with and extend the life and utility of today's public network. Sonus embodies in its management and staff decades of experience in developing carrier-class voice, data and multimedia solutions for implementation in the world's largest networks. Sonus, founded in 1997, is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Sonus that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Sonus' Quarterly Report on Form 10-Q, dated August 13, 2001, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company's ability to grow its customer base, dependence on new product offerings, market acceptance of its products, rapid technological and market change, integration risks relating to the acquisition of telecom technologies and manufacturing and sourcing risks.